FIRST INVESTORS INCOME FUNDS
FIRST INVESTORS LIFE SERIES FUNDS

	SUBADVISORY AGREEMENT


Agreement made as of the 19th day of January 2011, as amended May 17, 2012, by and among FIRST INVESTORS MANAGEMENT COMPANY, INC., a New York corporation (the "Adviser"), MUZINICH & CO., INC., a Delaware corporation (the "Subadviser"), and FIRST INVESTORS INCOME FUNDS and FIRST INVESTORS LIFE SERIES FUNDS (each a "Trust" and collectively, the "Trusts"), each a Delaware statutory trust.

	W I T N E S S E T H:

    WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated January 19, 2011 (the "Advisory Agreement") with each Trust, pursuant to which the Adviser acts as investment adviser of each Series of the Trust (the "Series"); and

    WHEREAS, the Adviser and each Trust desire to retain the Subadviser to provide investment advisory services to the First Investors Fund For Income, a series of First Investors Income Funds and the First Investors Life Series High Yield Fund, a series of First Investors Life Series Funds, and the Subadviser is willing to render such investment advisory services (hereinafter, "Series" shall refer to the Series of each Trust which is subject to this Agreement).

    NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

    1.	Subadviser's Duties.

       (a)	Portfolio Management.  Subject to supervision by the Adviser
		and the Trusts' Board of Trustees (the "Board"), the Subadviser shall manage the investment operations and such portion of the assets of the Series that is allocated to it by the Adviser, in accordance with the Series' investment objectives, policies and restrictions, and subject to the following understandings:

           (i)	Investment Decisions.  The Subadviser shall determine from time
		to time what investments and securities will be purchased, retained, sold or loaned by the Series, and what portion of such assets will be invested or held uninvested as cash.

           (ii) Investment Limits. In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Trust's Trust Instrument, as amended and restated from time to time, By-Laws, and the Prospectus and Statement of Additional Information applicable to the Series, (B) instructions and directions of the Adviser and of the Board, (C) the Trusts' compliance procedures and other policies, procedures or guidelines as the Board or the Adviser may establish from time to time, and (D) requirements of the Investment Company Act of 1940, as amended (the "1940 Act") and Investment Advisers Act of 1940, as amended, and the rules under each, the Internal Revenue Code of 1986, as amended, as applicable to the Series, and all other applicable federal and state laws and regulations.
           (iii) Portfolio Transactions.

           	(A)	With respect to the securities and other investments to
			be purchased or sold for the Series, the Subadviser shall place orders with or through such persons, brokers, dealers or futures commission merchants selected by the Subadviser, provided, however, that such orders shall (1) be consistent with the brokerage policy set forth in the Prospectus and Statement of Additional Information applicable to the Series, or approved by the Board, (2) conform with federal securities laws, and (3) be consistent with securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the research, investment information and other services provided by, and the financial responsibility of, brokers, dealers or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which the Subadviser's other clients may be a party.

		(B)	Subject to the foregoing requirements, the Adviser
			shall have the right to request that transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Adviser and the Subadviser, shall be executed by brokers and dealers that provide brokerage or research services to the Adviser, or as to which an on-going relationship will be of value to the Series in the management of their assets, which services and relationship may, but need not, be of direct benefit to the Series.

		(C)	On occasions when the Subadviser deems the purchase or
			sale of a security or futures contract to be in the best interest of the Series as well as other clients
			of the Subadviser, the	Subadviser, to the extent
			permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trusts and to such other clients.

           (iv)  Records, Reports and Personnel.  The Subadviser shall maintain
		 such books and records required by Rule 31a-1 under the 1940
		 Act as shall be agreed upon from time to time by the parties
		 hereto, and, at its expense, shall render to the Board such
		 periodic and special reports as the Board may reasonably
		 request.  The Subadviser, at its expense, will make available
		 to the Board and the Adviser, at reasonable times, its
		 portfolio managers and other appropriate personnel to review
		 the investment policies of the Series and to consult with the
		 Board and the Adviser regarding the investment affairs of the
		 Series, including economic, statistical and investment matters relevant
		 to the Subadviser's duties hereunder.

			(v)	Transaction Reports.  The Subadviser shall
				provide	the custodian of the Series on each
				business day with information relating to all transactions concerning the Series' assets and shall provide the Adviser with such information upon the Adviser's request.

			(vi)	Trust Policies.  The Subadviser will comply
				with all policies and procedures of the Trusts, including the portfolio holdings information policy.

			(vii)	Valuation.  In accordance with procedures and
				methods established by the Board, which may be amended from time to time, the Subadviser will provide assistance to the Adviser in determining the fair value of all securities and other investments owned by the Series, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Subadviser with respect to the securities or other investments owned by the Series for which market prices are not readily available. The Subadviser will monitor the securities and other investments owned by the Series for potential significant events that could affect their values and notify the Adviser when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

			(viii) Compliance Matters.  The Subadviser, at its
				expense, will provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time. The Subadviser also shall: (i) cooperate with and provide reasonable assistance to the Adviser, the Trusts' administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Series, the Trust and the Adviser; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Series, the Trust and the Adviser;
				(iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

			(ix)   Proxy Voting.  The Subadviser will vote all
				proxies solicited by or with respect to the issuers of securities in which assets of the Series may be invested from time to time in accordance with the Subadviser's proxy voting policies and procedures, as approved by the Board.

			(x)   Consultation with Other Subadvisers.  The
				Subadviser agrees that it will not consult with any other Subadviser for either Trust or Series concerning any transaction by the Series in securities or other assets.

       (b)	Subadviser's Directors, Officers and Employees.  Services to be
			furnished by the Subadviser under this Agreement may be furnished through any of its directors, officers or employees. The Subadviser will notify the Adviser and the Trusts of any change of control of the Subadviser and any changes in the key personnel who are either the portfolio manager(s) of the Funds or senior management of the Subadviser, in each case prior to or immediately after such change.

       (c)	Maintenance of Records.  The Subadviser shall timely furnish to
			the Adviser all information relating to the Subadviser's services hereunder which are needed by the Adviser to maintain the books and records of the Series required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records that it maintains for the Series are the property of the Trusts and the Subadviser will surrender promptly to the Trusts any of such records upon the Trusts' request; provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

       (d)	Fidelity Bond, Errors & Omissions Policy, and Compliance
			Program. The Subadviser will provide the Trusts with reasonable evidence that, with respect to its activities on behalf of the Series, the Subadviser is
			(i) maintaining adequate fidelity bond and errors & omissions insurance, (ii) has adopted a compliance program that meets the requirements of the federal securities laws, including all required codes of ethics, and (iii) has designated a Chief Compliance Officer in accordance with the requirements of the federal securities laws. The Subadviser shall also make such compliance reports and certifications as are required by the Trusts' compliance program.

    2.	Adviser's Duties.  The Adviser shall continue to have responsibility
	for all other services to be provided to the Trusts and the Series pursuant to the Advisory Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

    3.	Documents Provided to the Subadviser.  The Adviser has or will deliver
	to the Subadviser current copies and supplements thereto of each of the following documents, and will deliver to it all future amendments and supplements, if any:

       (a) the Trust Instrument of each Trust, as filed with the Delaware Secretary of State;

       (b)  the By-Laws of the Trusts;

       (c) certified resolutions of the Board authorizing the appointment of the Adviser and the Subadviser and approving the form of this Agreement;

       (d) each Trust's Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended ("1933 Act"), pertaining to the Series, as filed with the Securities and Exchange Commission; and

       (e) the Prospectus and Statement of Additional Information pertaining to the Series.

    4.	Compensation of the Subadviser.  For the services provided and the
		expenses assumed pursuant to this Agreement, the Adviser will pay to the Subadviser, effective from the date of this Agreement, a fee which is computed daily and paid monthly from the Series' assets at the annual rates set forth in the attached Schedule A. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

	The Subadviser agrees: (1) that the blended fee rate in basis points charged to each Series will not exceed the blended fee rate in basis points charged to an account with a substantially similar style having the same or lower average daily net assets over a one-month period;
	and (2) that the actual dollar fee paid by any other client with a substantially similar style having the same or higher average daily net assets over a one-month period for whom the Subadviser provides investment advisory services will not be less than the actual dollar fee paid by each Series. In the event that the fee charged to a Series exceeds the fee charged to an account described in (1) or (2) above, the fee charged to that Series shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account.

    5.	Liability of the Subadviser.  The Subadviser agrees to perform
	faithfully the services required to be rendered to the Trusts and the Series under this Agreement, but nothing herein contained shall make the Subadviser or any of its officers, partners or employees liable for any loss sustained by the Trusts or its officers, Trustees or shareholders or any other person on account of the services which the Subadviser may render or fail to render under this Agreement; provided however, that nothing herein shall protect the Subadviser against liability to the Trusts, or to any of the Series' shareholders, to which the Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect the Subadviser from any liabilities that it may have under the 1933 Act or the 1940 Act.

    6.	Duration and Termination.  Unless sooner terminated as provided herein,
	this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, or by the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

    7.	Subadviser's Services are Not Exclusive.  Nothing in this Agreement
	shall limit or restrict the right of any of the Subadviser's partners, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Subadviser agrees not to manage the assets of any non-affiliated third party U.S. domiciled investment company that has investment objectives and policies substantially similar to the investment objectives and policies employed by the Series without first providing written notice of such activity to the Adviser.

    8.	References to the Subadviser.  During the term of this Agreement,
	the Adviser agrees to furnish to the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to sales personnel, shareholders of the Series or the public, which refer to the Subadviser or its clients in any way.

    9.	Amendments.  This Agreement may be amended by mutual consent, subject
	to approval by the Board and the Series' shareholders to the extent required by the 1940 Act.

    10.	Governing Law.  This Agreement shall be governed by the laws of the
	State of New York.

    11. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

    12. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

    13. The 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

    14. Headings. The headings in this Agreement are intended solely as a convenience,and are not intended to modify any other provision herein.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by theirofficers designated below as of the day and year first above written.


                                    FIRST INVESTORS MANAGEMENT
Attest:		COMPANY, INC., a New York corporation



/s/ Carol Lerner Brown		By:	/s/ Derek Burke
Name: Carol Lerner Brown	Name: Derek Burke
Title:   Secretary		Title:   President



		FIRST INVESTORS INCOME FUNDS, on behalf of First Investors Fund For Income and FIRST INVESTORS LIFE SERIES FUNDS, on behalf of First Investors Life Series High Yield Fund

Attest:


/s/ Mary C. Carty		By:	/s/ Christopher H. Pinkerton
Name:  Mary C. Carty		Name:  Christopher H. Pinkerton
Title:    Secretary		Title:   President



		MUZINICH & CO., INC., a Delaware corporation

Attest:


/s/ Cheryl Rivkin			By: 	/s/ George Muzinich
Name: Cheryl Rivkin			Name:  George Muzinich
Title:   Chief Compliance Officer	Title:    President


SCHEDULE A*

      The fee paid to the Subadviser under this Agreement for managing portions of the assets of the First Investors Fund For Income, a series of First Investors Income Funds, and First Investors Life Series High Yield Fund, a series of First Investors Life Series Funds, allocated to it by the Adviser shall be calculated daily and paid monthly. The fee shall be computed in the following manner.
1. The average daily net assets of First Investors Fund For Income shall be aggregated with the average net assets (if any) of First Investors Life Series High Yield Fund that are being managed by Muzinich & Co., Inc.;
2. A blended fee shall then be computed on the sum as if the two Series were combined using the following schedule:
      a.  0.25% on the first $250 million;
      b.  0.225% on the next $250 million; and
      c.  0.20% on all balances over $500 million.
3. The fee payable under this Agreement with respect to each Series shall then be computed by multiplying the blended fee by the ratio of the average daily net assets of each Series to the sum of the average daily net assets of both Series that are being managed by Muzinich & Co., Inc.















* The Subadviser is compensated based on the assets it manages. Each Series' cash balance is managed by the Adviser and as such is excluded from the daily net assets of a Series for purposes of calculating the subadvisory fee.